Exhibit 16.1

November 17, 2025

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, D.C. 20549

Re: EPWK Holdings Ltd.

Ladies and Gentlemen:

We have read the statements in the Form 6-K, dated November 17, 2025, of EPWK Holdings Ltd. (the “Registrant”) and we agree with such statements therein as related to our firm. We have no basis to and, therefore, do not agree or disagree with the other statements made by the Registrant in the Form 6-K.

Very truly yours,

WWC, P.C.

Certified Public Accountants